Applied Blockchain Announces 5% Reduction in Outstanding Common Shares
DALLAS, TX – June 8, 2022 -- Applied Blockchain, Inc. (Nasdaq: APLD) ("Applied Blockchain" or the "Company") today provided an update on the status of shares owned by Xsquared Holding Limited (“SparkPool”).

On March 19, 2021, Applied Blockchain entered a Services Agreement by and among the Company, GMR Limited, SparkPool and Valuefinder, which stipulates that SparkPool provide certain services to Applied Blockchain and that the Company compensate SparkPool with 7,440,148 shares of Applied Blockchain common stock (after giving effect to the one-for-six reverse stock split effected on April 12, 2022). The crackdown on cryptocurrency operations in China prompted SparkPool to cease their operations and services to the Company during the remainder of the term of the Agreement, and accordingly SparkPool has forfeited and returned to the Company for cancellation 4,965,432 shares of Applied Blockchain common stock.

“Since our initial agreement with SparkPool and others in March 2021, we have fully transitioned our business away from Ethereum mining to building and operating next-generation datacenters,” said Applied Blockchain Chairman and CEO Wes Cummins. “We are pleased to have reached this favorable resolution for our shareholders, reducing our outstanding shares by approximately 5%. It is important to note that this development has no impact on our previously communicated financial guidance or anticipated growth targets.”

About Applied Blockchain
Applied Blockchain, Inc. (Nasdaq: APLD) is a builder and operator of next-generation data centers across North America, which provide substantial compute power to blockchain infrastructure and support Bitcoin mining. The Company has partnered with some of the most recognized names in the industry to develop, deploy, and scale its business. Find more information at www.appliedblockchaininc.com. Follow us on Twitter at @APLDBlockchain.

Investor Relations Contacts
Matt Glover or Jeff Grampp, CFA
Gateway Group, Inc.
(949) 574-3860
APLD@gatewayir.com

Media Contact
Catherine Adcock
Gateway Group, Inc.
(949) 574-3860
APLD@gatewayir.com